EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 03/09/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-1.51%	-4.95%	-7.78%
Class B Units	-1.53%	-4.97%	-7.93%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MARCH 9, 2007

The Grant Park Futures Fund sustained trading losses during the week. Positions in the currencies, interest rates and stock indices were responsible for the majority of setbacks; gains came mainly from the soft/agricultural commodity markets.

The U.S. dollar rallied against some of its counterparts during the past week, resulting in losses for long positions in the currency sector. Long positions in the euro were dealt losses after the common currency traded lower following the European Central Bank’s decision to raise short-term rates to 3.75% on Thursday, a move that was expected by financial markets. Analysts suggested that the weakness in the euro was partly due to the central bank’s accompanying statement on monetary policy, which was a little less hawkish than investors had anticipated. The dollar rallied further on Friday in response to the report on U.S. unemployment, which showed that the jobless rate unexpectedly fell to 4.5% for the month of February. Short positions in the dollar index reported losses; long positions in the Australian dollar also lost ground.

Long positions in the interest rate sector reported losses as prices for fixed income fell in response to the jobs data. Longs in the Eurodollar market were hit hardest as the lower unemployment rate combined with a slight jump in hourly earnings reduced investors’ expectations of a rate cut over the coming summer. Long positions in the Ten-year note also lost ground on the news.

Long positions in the stock indices lost ground, mainly due to additional weakness in the Asian markets. The Tokyo Nikkei was in positive territory early in the week but failed to hold gains as analysts suggested that investors seeking to liquidate long positions sold into any strength exhibited by the market. Long positions in the Hong Kong Hang Seng also lost ground.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Lastly, long positions in the live cattle resulted in gains for the soft/agricultural commodity sector. The April live cattle contract rose 3.8 cents to close at $1.0145 per pound on expectations of a reduction in U.S. beef output in 2007.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com